Exhibit 99.1

RONALD L. SARGENT ELECTED TO KROGER BOARD OF DIRECTORS

CINCINNATI, OH – December 8, 2006 – The Kroger Co. (NYSE: KR) today announced that Ronald L. Sargent has been elected to the Company’s Board of Directors.

Mr. Sargent is chairman and chief executive officer of Staples, Inc., a leading office products company. Mr. Sargent joined Staples as vice president of operations in 1989. He has held roles of increasing responsibility during his career with Staples, including president of North America operations and president and chief operating officer.

Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Aramark Corp., Mattel, Inc. and The Yankee Candle Company, Inc.

Mr. Sargent is elected to serve until Kroger’s annual meeting of shareholders in June 2007. At that time, he will stand for election by the shareholders. With Mr. Sargent’s election, the Kroger board has 15 members.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the third quarter of fiscal 2006, the Company operated (either directly or through its subsidiaries) 2,473 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 774 convenience stores, 418 fine jewelry stores, 619 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

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Kroger contacts:

Media:	Meghan Glynn (513) 762-1304
Investors:	Carin Fike (513) 762-4969